As filed with the Securities and Exchange Commission on February 12, 2008
     Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Dana Holding Corporation
(Exact name of registrant as specified in its charter)
Successor registrant to Dana Corporation

Delaware	26-1531856
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip code)
DANA HOLDING CORPORATION 2008 OMNIBUS INCENTIVE PLAN
(Full title of the plan)
DANA HOLDING CORPORATION 2008 COMMON STOCK BONUS PLAN
(Full title of the plan)
Marc S. Levin
Secretary and Acting General Counsel
Dana Holding Corporation
4500 Dorr Street
Toledo, Ohio 43615
419-535-4500
(Name, address and telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)	per share(2)	price(2)	registration fee
Common Stock (par value $0.01 per share)	16,090,000 shares(3)	$12.35	$198,711,500.00	$7,809.36
Common Stock (par value $0.01 per share)	1,003,185 shares(4)	$12.35	$12,389,334.75	$486.90
TOTAL REGISTRATION FEE				$8,296.26

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also shall be deemed to cover any additional securities to be offered or issued in connection with the provisions of the above-referenced plans which provide for adjustments in the amount of securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on February 6, 2008.

(3)	Represents securities that may be issued pursuant to the Dana Holding Corporation 2008 Omnibus Incentive Plan.

(4)	Represents securities that will be issued pursuant to the Dana Holding Corporation 2008 Common Stock Bonus Plan.

     Dana Holding Corporation (“Dana” or the “Company”) is the successor registrant to Dana Corporation (“Prior Dana”) as a result of our adoption of a holding company organizational structure upon emergence from Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on January 31, 2008 (“Effective Date”). The terms “Dana” or the “Company” when used in this report with respect to the period prior to the Effective Date, are references to Prior Dana, and when used with respect to the period commencing after the Effective Date, are references to Dana.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for by Part I of Form S-8 is included in the descriptions of the Dana Holding Corporation 2008 Omnibus Incentive Plan and the Dana Holding Corporation 2008 Common Stock Bonus Plan (the “Plans”) to be delivered, as applicable, to persons acquiring securities pursuant to the Plans. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement on Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) by Dana are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:
     1. Dana’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
     2. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2006; and
     3. The description of Dana’s common stock, par value $0.01 per share, set forth in Dana’s Registration Statement on Form 8-A filed January 31, 2008 and any amendments, reports or other filings filed with the Commission for the purpose of updating that description.
     Except to the extent that information therein is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company or the Plans with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
ITEM 4. Description of Securities.
Not applicable.

ITEM 5. Interests of Named Experts and Counsel.
Not applicable.
ITEM 6. Indemnification of Directors and Officers.
     Under our Restated Certificate of Incorporation, our directors and officers are entitled to indemnification from Dana to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). In addition, the Company may, to the fullest extent permitted by the DGCL or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify other employees and agents of the Company. Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.
     The Company has also entered into indemnity agreements with each member of its Board of Directors and its officers. These agreements generally provide that, if the director or officer becomes involved in a claim (as defined in the terms and conditions of such agreement) by reason of an indemnifiable claim (as defined in the agreement), the Company will indemnify the director or officer to the fullest extent authorized by the Company’s Restated Certificate of Incorporation, notwithstanding any subsequent amendment, repeal or modification of the Restated Certificate of Incorporation, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of the claim.
     The preceding discussion of the Company’s Section 145 of the DGCL, Restated Certificate of Incorporation and form of indemnity agreement previously filed with the Commission is not intended to be exhaustive and is qualified by Section 145 of the DGCL, the Restated Certificate of Incorporation and form of indemnity agreement.
ITEM 7. Exemption From Registration Claimed.
Not applicable.

ITEM 8. Exhibits.
The following documents are attached hereto or incorporated herein by reference as exhibits to this Registration Statement:
EXHIBIT INDEX

Item 601
Regulation S-K
Exhibit
Reference
Number	Description of Document

4.1	Restated Certificate of Incorporation of Dana Holding Corporation (incorporated herein by reference to Exhibit 3.1 to Dana’s Registration Statement on Form 8-A filed January 31, 2008).

4.2	Bylaws of Dana Holding Corporation (incorporated herein by reference to Exhibit 3.2 to Dana’s Registration Statement on Form 8-A filed January 31, 2008).

4.3	Dana Holding Corporation 2008 Omnibus Incentive Plan, (incorporated herein by reference to Exhibit 10.10 to Dana’s Current Report on Form 8-K filed February 6, 2008).

4.4	Dana Holding Corporation 2008 Common Stock Bonus Plan.

5.1	Opinion and Consent of Robert W. Spencer, Jr. as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Robert W. Spencer, Jr., legal counsel (contained in Exhibit 5.1).

24.1	Powers of Attorney (set forth on signature page).
ITEM 9. Undertakings.
A. The Company hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company or the Plans pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on the 12th day of February 2008.

DANA HOLDING CORPORATION
By:	/s/ John M. Devine
John M. Devine
Acting Chief Executive Officer

     We, the undersigned directors and officers of Dana Holding Corporation, do hereby constitute and appoint Marc S. Levin and Robert W. Spencer, Jr., and each of them severally, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below and on the date indicated.

Signature	Title	Date

/s/ John M. Devine John M. Devine	Executive Chairman, Acting Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2008
*/s/ Kenneth A. Hiltz Kenneth A. Hiltz	Chief Financial Officer (Principal Financial Officer)	February 12, 2008
*/s/ Richard J. Dyer Richard J. Dyer	Chief Accounting Officer (Principal Accounting Officer)	February 12, 2008
*/s/ Gary L. Convis Gary L. Convis	Director	February 12, 2008
*/s/ Mark T. Gallogly Mark T. Gallogly	Director	February 12, 2008
Richard A. Gephardt	Director	February 12, 2008

Signature	Title	Date
*/s/ Stephen J. Girsky Stephen J. Girsky	Director	February 12, 2008
*/s/ Terrence J. Keating Terrence J. Keating	Director	February 12, 2008
*/s/ Mark A. Schulz Mark A. Schulz	Director	February 12, 2008
*/s/ Jerome B. York Jerome B. York	Director	February 12, 2008

*By	/s/ Robert W. Spencer, Jr.

Robert W. Spencer, Jr. Attorney-in-Fact

EXHIBIT INDEX

Item 601
Regulation S-K
Exhibit
Reference
Number	Description of Document

4.1	Restated Certificate of Incorporation of Dana Holding Corporation (incorporated herein by reference to Exhibit 3.1 to Dana’s Registration Statement on Form 8-A filed January 31, 2008).

4.2	Bylaws of Dana Holding Corporation (incorporated herein by reference to Exhibit 3.2 to Dana’s Registration Statement on Form 8-A filed January 31, 2008).

4.3	Dana Holding Corporation 2008 Omnibus Incentive Plan, (incorporated herein by reference to Exhibit 10.10 to Dana’s Current Report on Form 8-K filed February 6, 2008).

4.4	Dana Holding Corporation 2008 Common Stock Bonus Plan.

5.1	Opinion and Consent of Robert W. Spencer, Jr. as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Robert W. Spencer, Jr., legal counsel (contained in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto).